Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

SecureWorks Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$858,994,997.50(1)(2)	0.00015310	$131,512.13 (3)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$858,994,997.50
Total Fees Due for Filing			$131,512.13
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$131,512.13

(1) Aggregate number of securities to which transaction applies: As of the close of business on November 1, 2024, the maximum number of securities of SecureWorks Corp. (the “Company”) to which this transaction applies is estimated to be 101,058,235, which consists of:

(a) 18,890,066 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), entitled to receive the per share merger consideration of $8.50; (b) 70,000,000 shares of the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), entitled to receive the per share merger consideration of $8.50; (c) 10,432,878 shares of the Class A Common Stock underlying outstanding restricted stock units of the Company subject solely to time-based vesting conditions (“Company RSUs”), which may be entitled to receive the per share merger consideration of $8.50; and (d) 1,735,291 shares of the Class A Common Stock underlying outstanding restricted stock units of the Company subject to both time-based and performance-based vesting conditions (“Company PSUs”), which may be entitled to receive the per share merger consideration of $8.50.

(2) In accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the transaction estimated solely for purposes of calculating the filing fee was calculated, as of November 1, 2024, based upon the sum of:

(a) 18,890,066 shares of the Class A Common Stock multiplied by the merger consideration of $8.50 per share;

(b) 70,000,000 shares of the Class B Common Stock multiplied by the merger consideration of $8.50 per share;

(c) 10,432,878 shares of the Class A Common Stock underlying Company RSUs multiplied by the merger consideration of $8.50 per share; and

(d) 1,735,291 shares of the Class A Common Stock underlying Company PSUs, multiplied by the merger consideration of $8.50 per share.

(3) In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act, the filing fee was determined by multiplying .00015310 by the sum of the preceding sentence.